                                                                   EXHIBIT 10.14


                     THIRD AMENDMENT TO THE O'CHARLEY'S INC.
                            1990 EMPLOYEE STOCK PLAN


         1. The first paragraph of Section 3 is deleted in its entirety and amended to read as follows:

                  "3. Stock Subject to Plan. The total number of shares of Stock reserved and available for distribution under the Plan shall be 2,650,000 shares; provided, however, that no person shall be eligible after March 25, 1996 to receive awards pursuant to the Plan to purchase in excess of 100,000 shares of Common Stock in any one year period."

         2. The third paragraph of Section 3 is deleted in its entirety and amended to read as follows:

                  In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, Stock split or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the maximum number of shares a participant may be eligible to purchase pursuant to awards under the Plan during a one year period, in the number and option price of shares subject to outstanding Options granted under the Plan, in the number and purchase price of shares subject to outstanding Stock Purchase Rights under the Plan, and in the number of shares subject to other outstanding awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.